Exhibit 5.1

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201
Employer Identification Number:
Date: Aug 11 2016	52-2055918
DLN:
MARRIOTT INTERNATIONAL INC	17007324051003
C/O MARRIOTT INTERNATIONAL INC	Person to Contact:
JILL O KEBLAWI	CHRISTI L DRESSMAN	ID# 31008
10400 FERNWOOD RD DEPT 52/92322	Contact Telephone Number:
BETHESDA, MD 20817	(513) 263-5325
Plan Name:
MARRIOTT INTERNATIONAL INC
EMPLOYEES RETIREMENT SAVINGS PLAN
Plan Number: 002

Dear Applicant:

Based on the information you provided, we are issuing this favorable determination letter for your plan listed above. However, our favorable determination only applies to the status of your plan under the Internal Revenue Code and is not a determination on the effect of other federal or local statutes. To use this letter as proof of the plan's status, you must keep this letter, the applications forms, and all correspondence with us about your application.

Your determination letter does not apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the Cumulative List) for the cycle you submitted your application under, unless the new item was identified in the Cumulative List.

Your plan's continued qualification in its present form will depend on its effect in operation (Section 1.401-l(b)(3) of the Income Tax Regulations). We may review the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

The significance and scope of reliance on this letter,
The effect of any elective determination request in your application materials,
The reporting requirements for qualified plans, and
Examples of the effect of a plan's operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.

This letter considered the 2012 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter applies to the amendments dated on

Letter 5274

MARRIOTT INTERNATIONAL INC

7/14/14 & 2/25/14.

This determination letter also applies to the amendments dated 10/16/13 & 2/5/13.

This determination letter also applies to the amendments dated 3/21/13 & 2/5/13.

We made this determination on the condition that you adopt the proposed amendments you submitted in your letter dated 8/10/16, on or before the date the Income Tax Regulations provide under Section 401(b) of the Internal Revenue Code.

This plan satisfies the requirements of Section 4975 (e) (7) of the Internal Revenue Code.

This letter is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct 2675 (2013), which invalidated that section.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read it and keep it with this letter.

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to her.

If you have any questions, you can contact the person listed at the top of this letter.

Sincerely,
/s/ Karen D. Truss
Karen D. Truss
Director, EP Rulings & Agreements
Addendum

Letter 5274

MARRIOTT INTERNATIONAL INC

This determination letter also applies to the amendments dated on 12/19/12, 9/18/12, 4/27/12, 12/20/11, 6/27/11, 6/8/11, 3/4/11, 2/4/11, 3/31/10, 1/6/10 and 12/17/09

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